厦门市湖滨东路6号华龙大厦7楼 7/F, Hualong Bldg., 6 Hubindong Road, Xiamen 361004, China 电话/ Tel: （86-592）2388600 传真/ Fax:（86-592）2388608

Date: __________, 2010

China Ceramics Co., Ltd.

c/o Jinjiang Hengda Ceramics Co., Ltd.
Junbing Industrial Zone
Anhai, Jinjiang City
Fujian Province, PRC
Loeb & Loeb LLP

345 Park Avenue
New York, NY 10154

Re: China Ceramics Co., Ltd.

Dear Sirs:

We are qualified to practice law in the People’s Republic of China (“PRC”). We have acted as the PRC legal counsel to China Ceramics Co., Ltd. in connection with the proposed public offering (the “Offering”) of ____ shares of China Ceramics Co., Ltd. (the “Company”), $0.001 par value. This opinion is issued and delivered pursuant to Section 6(c) of the Underwriting Agreement dated ____, 2010.

A      Documents Examined, Definition and Information Provided.

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to us, of documents provided by the Company and its subsidiaries. All of these documents are hereinafter collectively referred to as the “Documents.”

We have also examined originals and/or copies, certified or otherwise identified to us, of other instruments as we have deemed necessary or advisable for the purposes of this opinion.

Unless the context of this opinion otherwise provide, the following terms in this opinion shall have the meanings set forth below:

(1)
“Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

(2)
“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits and licenses required by any Governmental Agency pursuant to any PRC Laws.

(3)
“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, database rights, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor.

(4)
“Material Adverse Effect” means any effect or event that, individually or in the aggregate, either (i) has a material adverse effect on the business, properties, financial condition, management, results of operations or prospects of the Company or its subsidiaries, taken as a whole, (ii) prevents or materially interferes with the consummation of the transactions contemplated by the Underwriting Agreement, or (iii) prevent the Securities from being accepted for listing on, or result in the delisting of the Shares from, the NASDAQ Capital Market.

(5)	“PRC” means the People’s Republic of China (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Province).

(6)
“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.

(7)	“Hengda” means Jinjiang Hengda Ceramics Co., Ltd. (晋江恒达陶瓷有限公司), a Chinese corporation.

(8)	“Hengdali” means Jiangxi Hengdali Ceramic and Constructional Materials Co., Ltd. (江西恒达利陶瓷建材有限公司), a Chinese corporation.

(9)	“PRC Entities” means Hengda and Hengdali.

(10)
“SAFE Rules and Regulations” means any and all PRC Laws with respect to foreign exchange including without limitation the Circular of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Administration of Financings and Return Investments by Onshore Residents Utilizing Offshore Special Purpose Companies issued by SAFE on October 21, 2005 (the “Circular 75”) and certain Circular 75 implementing rule issued by SAFE on May 31, 2007 (known as “Notice 106”).

(11)	“Underwriting Agreement” means the Underwriting Agreement, dated ____, 2010 among the Company and the Underwriters (defined therein).

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

B	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.
All signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons (other than those with respect to which we expressly opine upon in this opinion) have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.
The Documents (other than those with respect to which we expressly opine upon in this opinion) that were presented to us remain in full force and effect on the date of this opinion and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

3.
Each of the parties to the Documents (except for the PRC Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

 In rendering the opinions in this letter, we have relied as to factual matters, on certificates and other written statements of governmental and other public officials and of officers and other representatives of the Company and on representations made by the Company in the Underwriting Agreement, other than those matters with respect to which we expressly opine upon in this opinion.

C       Opinion

Based on the foregoing and subject to the further exceptions and qualifications set forth herein, we are of the opinion that:

(1)
Hengda has been duly organized and is validly existing under the PRC Laws and the business license of Hengda is in full force and effect; Hengda has been duly qualified as a foreign invested enterprise with legal person status and limited liability in the PRC; 100% of the equity interest of Hengda are legally owned by Stand Best Creation Limited, a Hong Kong corporation. Such equity interests in Hengda are free and clear of all liens, encumbrances, equities or claims, and are fully protected under PRC Laws; the articles of association, the business license and other constitutional documents of Hengda comply with the requirements of applicable laws of the PRC and are in full force and effect; Hengda has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any PRC Governmental Agency having jurisdiction over Hengda or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(2)
Hengdali has been duly organized and is validly existing under the PRC Laws and the business license of Hengdali is in full force and effect; Hengdali has been duly qualified as a limited liability company in the PRC; 100% of the equity interest of Hengdali is legally owned by Hengda. Such equity interests in Hengdali are free and clear of all liens, encumbrances, equities or claims, and are fully protected under PRC Laws; the articles of association, the business license and other constitutional documents of Hengdali comply with the requirements of applicable laws of the PRC and are in full force and effect; Hengdali has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any PRC Governmental Agency having jurisdiction over Hengdali or any of its properties required for the ownership and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(3)
Each of the PRC Entities (a) is an independent legal entity capable of suing, being sued and entering into contractual relationship with binding force with any party; (b) has the lawful power and authority to assume civil liability with respect to its assets; and (c) is currently and has been, since its formation, in compliance with the its articles of association.

(4)
None of the PRC Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of the PRC Entities or for the suspension, withdrawal, revocation or cancellation of any of their respective business license.

(5)
The ownership structure of the PRC Entities does not violate any provisions of the applicable PRC laws and regulations and the transactions conducted in the PRC involving the PRC Entities relating to the establishment of such ownership structure, in each case, did not and do not violate any provisions of the applicable PRC laws and regulations.

(6)
The registered capital of each of the PRC Entities has been fully paid by its shareholders in accordance with the schedule duly approved by relevant PRC Government Agency; each of the PRC Entities has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations which are required under PRC Laws for ownership interest in each of the PRC Entities; and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in each of the PRC Entities;

(7)
Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the PRC Entities has legal and valid title to all of its respective properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions,; each lease agreement to which either of the PRC Entities is a party is duly executed and legally binding; the leasehold interests of each of the PRC Entities are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their terms under the PRC Laws. The PRC Entities do not own, operate, manage or have any other right or interest in any other material real property of any kind, except as described in the Registration Statement, the General Disclosure Package and the Prospectus;

(8)
Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the PRC Entities has all necessary Government Authorizations of and from, and has made all declarations and filings with, all Governmental Agencies to own, operate, lease, license and use its properties, assets and conduct its business in the manner described in the Registration Statement, the General Disclosure Package and the Prospectus  such Government Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement, the General Disclosure Package and the Prospectus; except as described in the Registration Statement, the General Disclosure Package and the Prospectus, we do not have any reason to believe that any PRC regulatory body is considering modifying, suspending or revoking any such Government Authorizations and each of the PRC Entities is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects;

(9)
Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, Hengda is not prohibited from paying dividends to its shareholders and all dividends and other distributions declared and payable upon the equity interests in Hengda may under current PRC Laws be paid to its shareholders in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, and all such dividends and other distributions are not and, except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, will not be subject to withholding or other taxes under PRC Laws and, except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any Governmental Authorization in the PRC;

(10)
Hengda has completed all relevant registration, reporting, filing and other procedures required under the applicable SAFE Rules and Regulations, and to the best of our knowledge after due inquiry, there is no PRC resident shareholder or beneficial owner of the Company or its affiliated offshore entities required to disclose and register his offshore equity interest in the Company or its affiliated offshore entities with competent branches of State Administration of Foreign Exchange (“SAFE”) of the PRC under the SAFE Rules and Regulations;

(11)
Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its affiliated companies (including but not limited to the PRC Entities) is: (A) in violation of or in default under any PRC Laws, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any Governmental Agency in the PRC, (C) in violation of their respective constitutional documents, business licenses or permits or (D) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except any such default under subclause (D) that would not, individually or in the aggregate, have a Material Adverse Effect;

(12)
The statements in the Registration Statement, the General Disclosure Package and the Prospectus to the extent such statements relate to (a) the PRC or any political subdivision thereof, (b) any law, regulation or rule of the PRC, (c) any license, permit, approval, authorization, consent or order of or filing with any PRC local or governmental or regulatory commission, board, body, authority or agency, or of or with any other non-governmental regulatory authority in the PRC acquired by the Company (collectively, the "PRC Statements"), insofar as such PRC Statements constitute summaries of the PRC legal proceedings or refer to matters of PRC Laws or legal conclusions or to the provisions of documents therein described, are true and accurate in all material respects and present fairly the information purported to be described therein, and nothing has been omitted from such statements which would make the same misleading in any material respect;

(13)
Each of the PRC Entities is the exclusive owner of all right, title and interest in and to its Intellectual Property. The Company and the PRC Entities have a valid right to use the Intellectual Property as currently used and contemplated to be used, in each case, as described in the Registration Statement, the General Disclosure Package and the Prospectus ;

(14)
To our best knowledge after due enquiry, neither the Company nor any of the PRC Entities is infringing, misappropriating or violating any Intellectual Property right of any third party in the PRC; and no Intellectual Property right of the Company or the PRC Entities is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property; and none of the Company and the PRC Entities has received any notice of any claim of infringement or conflict with any such rights of others;

(15)	No security interests or other liens have been created with respect to any of the Intellectual Property of the Company and its subsidiaries, including the PRC Entities;

(16)
Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the PRC Entities is in compliance with all applicable PRC Laws relating to employment, labor and employee benefits, social insurance and welfare in all material aspects. No pending or threatened dispute with the employees of any of the PRC Entities exists;

(17)
Hengda and the related PRC individuals has full power, authority and legal right to enter into, execute, adopt, assume, deliver and perform its respective obligations under each of the contracts listed on Schedule I attached hereto (“Material Contracts”) to which it is a party;  Hengda and the related PRC individuals has duly authorized, executed and delivered each of the Material Contracts to which it is a party, and the Material Contracts (either individually or in any combination) constitute valid, legal and binding obligations enforceable against Hengda and the related PRC individuals in accordance with their respective terms;  Each of the Material Contracts is in proper legal form under PRC Law for the enforcement thereof against each of the parties thereto, as the case may be, in the PRC without further action by any of them;

(18)
To the best of our knowledge after due inquiry, insofar as the PRC laws are concerned ,the execution, delivery and performance of the Material Contracts and the contracts listed on Schedule II attached hereto (either individually or in any combination) by Hengda and the related PRC individuals, and the consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, other constitutional documents (if any) or Governmental Authorization of Hengda; (B) result in any violation of or penalty under any PRC Law; or (C) conflict with or result in a breach or violation of any of the material terms or provisions of, or constitute a material default under, any other contract, license, bond, debenture, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which Hengda is a party or by which any of them is bound or to which any of their property or assets is subject;

(19)
All Governmental Authorizations required under any PRC Law for the execution, delivery and performance of the Material Contracts and the contracts listed on Schedule II attached hereto and the consummation of the transactions contemplated thereunder have been duly obtained and are in full force and effect;

(20)
To the best of our knowledge after due inquiry, expect as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, each of the PRC Entities (i) is in compliance with any and all applicable PRC Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has obtained and are in compliance with all Governmental Authorizations required of it under applicable Environmental Laws to conduct its businesses and operations, and (iii) has not received notice of any actual or potential liability under any Environmental Law; there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agency, against or affecting any of the PRC Entities relating to hazardous material (including, without limitation, any hazardous or toxic substances, chemicals, petroleum, petroleum products, pollutants or contaminants).

(21)
To the best of our knowledge after due inquiry, all returns, reports or filings which should have been made by or in respect of each of the PRC Entities for taxation purposes as required by the PRC laws have been made and all such returns are correct and on a proper basis in all material respects and are not the subject of any dispute with the relevant tax, revenue or other appropriate authorities and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such authorities have been paid in full; none of the PRC Entities has received notice of any tax deficiency from any PRC tax authorities.  Each of the PRC Entities has since its establishment complied with applicable tax laws and regulations in all material respects and has paid up all outstanding tax liabilities and has not been subject to any dispute or penalty with any tax authorities.

(22)
The irrevocable submission of the Company to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York (the “New York Court”), the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement not to plead an inconvenient forum, the waiver of sovereign immunity and the agreement of the Company that the Underwriting Agreement shall be construed in accordance with and governed by the laws of the State of New York will be recognized by PRC courts which will observe and give effect to the same; service of process effected in the manner set forth in the Underwriting Agreement will be effective, insofar as PRC Laws are concerned, to confer valid personal jurisdiction over each of the Company; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement will be recognized and declared enforceable against the Company by PRC courts, provided that: (A) the judgment was legally effective, (B) application for recognition and enforcement by the party concerned was made to the intermediate court of the PRC which has jurisdiction, (C) application for recognition and enforcement by  the foreign court was made in accordance with the provisions of the international treaties concluded or acceded to by the United States and the PRC or with the principle of reciprocity, (D) the judgment was reviewed by the PRC court which has jurisdiction in accordance with the international treaties concluded or acceded to by the People’s Republic of China or on the principle of reciprocity, and (E) the PRC court concluded that the judgment does not violate the state sovereignty, security or public interest of the PRC;

(23)
Other than as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal, arbitration or governmental proceedings in progress or pending to which any of the PRC Entities is a party or of which any property of any of the PRC Entities is the subject which, if determined adversely to any of the PRC Entities, would individually or in the aggregate have a Material Adverse Effect; and no such proceedings are threatened or contemplated by any Governmental Agency or threatened by others in the PRC; to our best knowledge after due inquiry and as confirmed by the Company, none of the directors and executive officers of the Company and the PRC Entities are currently subject to any litigation proceedings, bankruptcy proceedings or any investigation, hearing or proceeding brought or instituted by any regulatory authorities in the PRC nor are there any such proceedings pending or threatening to happen;

(24)
The acquisition of Success Winner Limited by the Company (or its predecessor) and the acquisition of Hengdali as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (the “Reverse Takeover”), the issue and sale of the Securities being delivered on each of the Closing Date and Option Closing Date, the trading of the Securities on the Nasdaq Capital Market, the execution, delivery and performance of the Underwriting Agreement, the consummation of the transactions contemplated by the Underwriting Agreement and the compliance by the Company with all of the provisions of the Underwriting Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or other agreement or instrument known to us to which any PRC Entity is a party or by which any PRC Entity is bound or to which any of the property or assets of is subject, nor will such action result in any violation of the provisions of the articles of association, business license or any other constitutional documents of the PRC Entities or any PRC Law, including without limitation the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued on August 8, 2006 by six PRC regulatory agencies and the notice published by the China Securities Regulatory Commission (“CSRC”) on its official website on September 21, 2006, which specifies the documents and materials that are required to be submitted for obtaining CSRC approval, having jurisdiction over Hengda or any of its properties and assets;

(25)
No Governmental Authorization of, from or with any Governmental Agency in the PRC (including without limitation Governmental Authorization of, from or with the CSRC and the Ministry of Commerce) is required for the Restructuring, the acquisition of Hengdali, the issue and sale of the Securities being delivered on each of the Closing Date and the Option Closing Date, if any, the trading of the Securities on the Nasdaq Capital Market, the consummation of the transactions contemplated by the Underwriting Agreement and the compliance by the Company with all of the provisions of the Underwriting Agreement;

(26)
The indemnification and contribution provisions set forth in Sections 7 and 8 of the Underwriting Agreement do not contravene PRC public policy or PRC Laws and insofar as matters of PRC Law are concerned, constitute legal, valid and binding obligations of the Company enforceable in accordance with the terms therein, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights; the Underwriting Agreement is in proper legal form under PRC Law for the enforcement thereof against the Company; and to ensure the legality, validity, enforceability or admissibility in evidence of the Underwriting Agreement in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any such document;

(27)
The application of the net proceeds to be received by the Company from the issuance and sale of the Securities as contemplated by the Underwriting Agreement, the Preliminary Prospectus and the Prospectus will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses or other constitutional documents of the PRC Entities or, to the best of our knowledge after due inquiry, contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any of the PRC Entities, or any judgment, order or decree of any Governmental Agency in the PRC;

(28)	The descriptions of the restructuring in the Registration Statement and the Prospectus under the caption “Corporate Structure and History” are accurate and complete;

(29)
The restructuring (including without limitation the Reverse Takeover and the acquisitions of the equity interests in Hengda by Stand Best Creation Limited) does not (A) contravene or conflict any provision of any applicable PRC Laws, (B) contravene or conflict with the respective articles of association, business license or other constitutional documents of Hengda, or (C) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which Hengda is a party or by which Hengda is bound or to which any of the property or assets of Hengda is subject;

(30)
All Governmental Authorizations, including without limitation the Governmental Authorizations required under PRC Laws in connection with the above restructuring (including without limitation the Reverse Takeover and the acquisitions of the equity interests in Hengda by Stand Best Creation Limited), have been made or unconditionally obtained in writing and are in full force and effect, and to the best of our knowledge after due enquiry, no such Governmental Authorization has been withdrawn or revoked and nothing has come to our attention that leads us to believe that there are any circumstances which may give rise to any of such Governmental Authorizations being withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed;

(31)
Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, we have no reason to believe, that (a) any part of the Registration Statement and the Prospectus or any further amendment to each of the foregoing made by the Company with respect to PRC Laws at or prior to the Closing Date (other than the financial statements and related schedules therein, as to which we need express no opinion), when such part or amendment became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) the Disclosure Package, as of the Applicable Time and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (c) as of its date and as of the Closing Date, the Preliminary Prospectus, the Prospectus or any further amendment or supplement to each of the foregoing made by the Company prior to such Closing Date (other than the financial statements and related schedules therein, as to which we need express no opinion) contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to PRC Laws;

(32)
The entry into, delivery and performance or enforcement of the Underwriting Agreement in accordance with their respective terms will not subject any of the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any laws or regulations in the PRC by reason of entry into, delivery, performance or enforcement of the Underwriting Agreement;

(33)
No transaction tax, stamp duty or similar tax, capital gain, income, duty, withholding or other taxes are payable by or on behalf of the Underwriters in the PRC with respect to (a) the sale and delivery by the Company of the Securities to or for the respective accounts of the Underwriters, (b) the trade of the Securities as contemplated by the Underwriting Agreement and the Prospectus, (c) the holding, sale, delivery and transfer of the Securities outside the PRC or (d) the execution, delivery, performance or enforcement of the Underwriting Agreement;

(34)
The Company and its obligations under the Underwriting Agreement are subject to civil and commercial law and suit and none of the Company and the PRC Entities and their respective properties, assets or revenues has any right of immunity from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief, or for the enforcement of judgment in the PRC, with respect to their respective obligations, liabilities or any other matter under or arising out of or in connection with the Underwriting Agreement;

(35)	There are no reporting obligations under PRC Law on non-PRC holders of the Securities; and

(36)
As a matter of PRC Law, no holder of the Securities who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be domiciled or resident in the PRC, by virtue of only holding such Securities. There are no limitations under PRC Law on the rights of holders of the Securities who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Securities or the holders thereof.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following qualifications:

(a)
We express no opinion as to any law other than the laws of the mainland territory of the PRC in force on the date of this opinion. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macau;

(b)	This opinion is intended to be used in the context which is specifically referred to herein;

(c)
The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect; and

(d)
This opinion is issued based on our understanding of the current PRC laws and regulations. For matters not explicitly provided under the current PRC laws and regulations, the interpretation, implementation and application of the specific requirements under the PRC laws and regulations are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion.

Under a circular issued by CSRC on November 20, 2007, regarding the interpretation of Article 11 of “The Measures of the administration of the Provisions of Securities Legal Services by Law Firms”, we are not permitted to address opinion to the Underwriters in the Offering. To comply with this Circular, this opinion is rendered solely to you in connection with the above matter and at the request of the Underwriters. This opinion may not be relied upon by anyone else or used for any other purpose without our prior written consent, except that the Company may provide a copy of this Opinion to the Underwriters for their reference.

Very truly yours,

Tom Lin

Titan & Partners

Schedule I

Material Contracts

1.	Agreements related to the acquisitions of Hengda and Gaoan Facility;

Item	Name of Contract	Parties to the Contract	Execution Date
1	Equity Transfer Agreement (Jinjiang Hengda Ceramics Co., Ltd.)
1. Hong Kong Chi Wah Trading Import & Export Co. (the Transferor);
2. Fujian Province Jinjiang City Anhai Junbing Hengda Construction Material Factory (the Transferor);
3. Stand Best Creation Limited (the Transferee)
1 April, 2008
2	Acquisition Agreement (of Jiangxi Hengdali by Jinjiang Hengda)	1. Jinjiang Hengda Ceramics Co., Ltd. (the Acquirer); 2. HUANG Chang Tie; WU You Jin; WANG Yi Lin (the Transferor); 3. Jiangxi Hengdali Constructional Ceramics Co., Ltd. (the Confirmatory Party)	19 November, 2009

2.	Agreements related to trademarks and patent transfer, license and cooperation;

Item	Name of Contract	Parties to the Contract	Execution Date
1	Patent Licensing Contract (for 13 design patents)	1. Huang Jiadong; 2. Jinjiang Hengda Ceramics Co., Ltd.	8 May, 2009
2	Statement of Authorization (for 20 design patent applications)	1. Huang Jiadong; 2. Jinjiang Hengda Ceramics Co., Ltd.	10 May, 2007

3.	Agreements related to the Reverse Takeover and the offshore restructuring/inversion transactions of Hengda;

Item	Name of Contract	Parties to the Contract	Execution Date
1	Merger and Stock Purchase Agreement
1. China Holdings Acquisition Corp. (the Parent);
2. China Ceramics Co., Ltd. (the Purchaser);
3. Jinjiang Hengda Ceramics Co., Ltd. (Hengda);
4. Success Winner Limited (the Company);
5. Wong Kung Tok (the Seller)
19 August, 2009
2	Registration Rights Agreement
1. China Holdings Acquisition Corp.;
2. Paul K. Kelly;
3. James D. Dunning, Jr.;
4. Alan G. Hassenfeld;
5. Gregory E. Smith;
6. Xiao Feng;
7. Cheng Yan Davis;
8. Soopakij (Chris) Chearavanont;
9. Ruey Bin Kao
15 November, 2007
3	(Earn-out) Escrow Agreement	1. Loeb & Loeb LLP (the Escrow Agent); 2. China Holdings Acquisition Corp. (the Parent); 3. China Ceramics Co., Ltd. (the Purchaser); 4. Wong Kung Tok (the Seller)	20 November, 2009
4	(Purchase Price) Escrow Agreement	1. Loeb & Loeb LLP (the Escrow Agent); 2. China Holdings Acquisition Corp. (the Parent); 3. China Ceramics Co., Ltd. (the Purchaser); 4. Wong Kung Tok (the Seller)	20 November, 2009
5	Lock-up Agreement (for CHAC founders)
1. China Holdings Acquisition Corp.;
2. Paul K. Kelly;
3. James D. Dunning, Jr.;
4. Alan G. Hassenfeld;
5. Gregory E. Smith;
6. Xiao Feng;
7. Cheng Yan Davis;
8. Soopakij (Chris) Chearavanont;
9. Ruey Bin Kao;
10. Wong Kung Tok;
11. Sound Treasure Limited;
12. Surmount Investments Group Limited;
13. Top Plenty International Limited;
14. Park Rise Holdings Limited;
15. Aquila Capital (Asia) LTD.
20 November, 2009
6	(Mr. Wong’s) Lock-up Agreement	1. China Holdings Acquisition Corp.; 2. Wong Kung Tok	20 November, 2009

4.	Material related-party agreements;

Item	Name of Contract	Parties to the Contract	Execution Date
1	Administrative Services Agreement	1. China Ceramics Co., Ltd.; 2. Stuart Management Co.	1 December, 2009

5.	Employment related agreements for key personnel disclosed in the Company’s 20-F and definitive proxy statements

Item	Name of Contract	Parties to the Contract	Execution Date
1	Employment Contract	1. Jinjiang Hengda Ceramics Co., Ltd.; 2. Huang Jia Dong	1 November, 2009
2	Employment Contract	1. Jinjiang Hengda Ceramics Co., Ltd.; 2. Hen Man Edmund	1 August, 2008
3	Employment Contract	1. Jinjiang Hengda Ceramics Co., Ltd.; 2. Su Pei Zhi	1 February, 2009
4	Employment Contract	1. Jinjiang Hengda Ceramics Co., Ltd.; 2. Su Wei Feng	1 November, 2009

Schedule II

Contracts not governed by PRC law

1.	Offshore employment related agreements for key personnel disclosed in the Registration Statement and Prospectus

N/A

2.	Other agreements related to matters described in Schedule I but governed by foreign laws

Item	Name of Contract	Parties to the Contract	Execution Date
1	Merger and Stock Purchase Agreement
1. China Holdings Acquisition Corp. (the Parent);
2. China Ceramics Co., Ltd. (the Purchaser);
3. Jinjiang Hengda Ceramics Co., Ltd. (Hengda);
4. Success Winner Limited (the Company);
5. Wong Kung Tok (the Seller)
19 August, 2009
2	Registration Rights Agreement
1. China Holdings Acquisition Corp.;
2. Paul K. Kelly;
3. James D. Dunning, Jr.;
4. Alan G. Hassenfeld;
5. Gregory E. Smith;
6. Xiao Feng;
7. Cheng Yan Davis;
8. Soopakij (Chris) Chearavanont;
9. Ruey Bin Kao
15 November, 2007
3	(Earn-out) Escrow Agreement	1. Loeb & Loeb LLP (the Escrow Agent); 2. China Holdings Acquisition Corp. (the Parent); 3. China Ceramics Co., Ltd. (the Purchaser); 4. Wong Kung Tok (the Seller)	20 November, 2009
4	(Purchase Price) Escrow Agreement	1. Loeb & Loeb LLP (the Escrow Agent); 2. China Holdings Acquisition Corp. (the Parent); 3. China Ceramics Co., Ltd. (the Purchaser); 4. Wong Kung Tok (the Seller)	20 November, 2009
5	Lock-up Agreement (for CHAC founders)
1. China Holdings Acquisition Corp.;
2. Paul K. Kelly;
3. James D. Dunning, Jr.;
4. Alan G. Hassenfeld;
5. Gregory E. Smith;
6. Xiao Feng;
7. Cheng Yan Davis;
8. Soopakij (Chris) Chearavanont;
9. Ruey Bin Kao;
10. Wong Kung Tok;
11. Sound Treasure Limited;
12. Surmount Investments Group Limited;
13. Top Plenty International Limited;
14. Park Rise Holdings Limited;
15. Aquila Capital (Asia) LTD.
20 November, 2009
6	(Mr. Wong’s) Lock-up Agreement	1. China Holdings Acquisition Corp.; 2. Wong Kung Tok	20 November, 2009
7	Administrative Services Agreement	3. China Ceramics Co., Ltd.; 4. Stuart Management Co.	1 December, 2009